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                                                                   Exhibit 10.12

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of July 30, 2001 (the "Effective Date"), by and between coolsavings.com inc., a Michigan corporation (the "Company"), and Matthew Moog ("Moog").

                                   RECITALS:

     The Company desires to continue the employment of Moog and Moog desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.   Employment.

     a. The Company agrees to employ Moog and Moog accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Moog shall at all times serve as President, Chief Executive Officer and Chief Operating Officer of the Company. In such capacity, Moog shall have the general authority to manage the business of the Company, subject to the direction of the Board of Directors (the "Board") of the Company (and subject to any limitations set forth in the Company's Articles of Incorporation, as amended ("Articles") and Bylaws), together with such other responsibilities and duties as may be assigned to Moog from time to time by the Board, which responsibilities and duties shall be consistent with Moog's positions as set forth above.

     b. Moog shall report directly to the Board throughout the term of this Agreement. Contemporaneously herewith, the Company shall appoint Moog to the Board (to fill an existing vacancy) and shall cause Moog to be included on the proxy for the Company's 2001 annual meeting as a director nominated for reelection for so long as he is acting as the Company's Chief Executive Officer.

     c. For service as a director, officer and employee of the Company, Moog shall be entitled to the full protection of the applicable indemnification provisions of the Articles and Bylaws of the Company, as they may be amended from time to time, and as provided by law.

2.   Term and Location of Employment.

     Subject to the provisions for termination provided below, the term of Moog's employment under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of three (3) years after the Effective Date. For the term of this Agreement, Moog's employment shall be within the immediate vicinity of Chicago, Illinois.
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3.   Devotion to the Company's Business.

     Moog shall devote his full-time attention and his best efforts, knowledge, and skill to the business of the Company during the term of this Agreement.

4.   Compensation.

     a. During the term of this Agreement, the Company shall pay or provide, as the case may be, to Moog the compensation and other benefits and rights set forth in this Agreement, including but not limited to, those set forth in paragraphs 4, 5, 6, and 7 of this Agreement.

     b. Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to Moog, for each calendar year of this Agreement, a base salary (the "Base Salary"), payable in twenty-four (24) equal semi-monthly payments. The Base Salary for calendar year 2001 shall be Three Hundred Forty-Five Thousand Dollars ($345,000.00), and for each calendar year thereafter, it shall not be less than Three Hundred Forty-Five Thousand Dollars ($345,000.00).

     c. Annual Salary Increase. Moog's salary shall be reviewed at least once annually by the Compensation Committee or the Board of Directors, either of which may elect in its discretion to increase Moog's Base Salary at any time.

     d. Bonuses. Moog shall be eligible for participation in all bonus plans that may be established by the Company for senior management from time to time, which bonuses will be in cash and/or in stock options in the Company and payable at such times and in such amounts, as determined by any plans established by the Compensation Committee or the Board of Directors.

     e. Disability. During any period that Moog fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Moog shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to Section 8a(5) hereof; provided, however, that payments so made to Moog during the Disability Period shall be reduced by the amounts, if any, which are paid to Moog at or prior to the time of any such payment under disability benefit plans of the Company.

5.   Benefits.

     a. Insurance. The Company shall provide to Moog all benefits normally provided to employees of the Company, including life, medical, dental and long term and short term disability insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies; provided participation shall be subject to eligibility criteria to the extent of salary, age, and health qualifications, if any, that may generally apply under such plans. Additionally, the Company shall compensate Moog in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a term life insurance policy on his life in the amount of

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     two times the Base Salary then in effect or Five Hundred Thousand Dollars
     ($500,000.00), whichever is greater. The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Moog, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and include the gross amount paid for Moog's benefit hereunder in Moog's W2 income. Moog shall be the owner of such policy. Moog shall cooperate with the Company in securing the term life insurance policy as set forth above.

     b. Benefit Plans. Moog, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which Moog qualifies under the terms of the plans, and nothing in this Agreement shall or shall be deemed to in any way affect Moog's right and benefits under any such plan except as expressly provided herein. Moog shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives. Moog's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     c. Annual Vacation. Effective as of January 1 of each employment year hereunder, Moog shall be entitled to four (4) weeks of paid vacation time for such year, and up to two (2) weeks of unused vacation time in such year may be carried over into the next year. Upon any termination of this Agreement for any reason whatsoever, unused paid vacation time to which Moog is entitled to in that year (including "carried over" vacation time, if any) shall be paid to Moog within ten (10) days of such termination based on the Base Salary in effect on the effective date of such termination.

     d. Disability Policy. The Company shall compensate Moog in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a disability insurance policy ("Disability Policy"). The Disability Policy shall, at a minimum, provide for the payment of 70% of Moog's Base Salary until he reaches the age of sixty-five (65), after a 180 day waiting period. The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Moog, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and include the gross amount paid for Moog's benefit hereunder in Moog's W2 income. Moog shall be the owner of such policy. Moog shall cooperate with the Company in securing the Disability Policy as set forth above.

6.   Reimbursement of Business Expenses.

     Subject to the Company's general policies, the Company shall reimburse Moog or provide him with an expense allowance during the term of this Agreement for travel, mobile telephone, and other expenses reasonably and necessarily incurred by Moog in connection with the Company's business. Moog shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request in accordance with the general policies of the Company.

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7.   Issuance of Stock Options/Vesting of Current Options.

     a. Upon execution of this Agreement, the Company shall enter into an award agreement with Moog granting Moog an option to purchase Seven Hundred Fifty Thousand (750,000) shares (the "Initial Grant") of the Company's common stock at an exercise price equal to the greater of (i) the closing price of the stock on the Nasdaq stock exchange (the "Closing Trade Price") on the date hereof, and (ii) the average Closing Price of the stock during the twenty (20) trading days immediately following the date hereof. Said option shall vest as follows: The Option shall vest and be immediately exercisable for One Hundred Fifty Thousand (150,000) shares as of the date hereof and shall vest and become exercisable as to one fifth (1/5) of the total Initial Grant shares on each of the first four annual anniversaries of the date hereof (e.g., 150,000 per year). Subject to the terms of the applicable grant agreement, each portion of the shares covered by the Option that vest shall be immediately exercisable and shall remain exercisable until the expiration of five (5) years after the vesting date applicable to such portion.

     b. Upon execution of this Agreement, the stock options for 250,000 shares of common stock in the Company issued to Moog on March 23, 2001 shall be amended to provide that they shall immediately and fully vest on January 1, 2002, and, subject to the terms of the applicable grant agreement, become immediately exercisable.

     c. On each of the first two anniversaries of the date hereof (and subject to Moog's continuing employment), the Company shall grant Moog an additional option which shall be exercisable for not less than 200,000 shares and shall be subject to a four year vesting schedule.

8.   Termination of Employment.

     a. Moog's employment under this Agreement may be terminated prior to the date ending three (3) years after the Effective Date under the following circumstances only:

          (1) by the Company, at any time other than during a Disability Period under Section 4e, for any reason whatsoever or for no reason, upon not less than ninety (90) calendar days written notice to Moog;

          (2) by the Company, at any time for "cause" as defined below, but only after written notice to Moog, and Moog's failure to cure within thirty (30) calendar days of receipt of such notice;

          (3) by Moog, at any time for any reason whatsoever or for no reason, upon not less than ninety (90) calendar days written notice to the Company;

          (4) by Moog, upon the occurrence of: (i) a failure to pay to Moog any monies, when due under the terms of this Agreement, within five (5) business days after Moog has provided written notice of such failure to pay; or (ii) a material breach of this Agreement by the Company that is not cured within thirty (30) calendar days after Moog has provided written notice that a breach has occurred;

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          (5) by the Company upon Moog's "permanent disability" as defined in
     Section 8c below, without prior notice; and

          (6) automatically upon Moog's death.

     b. For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by Moog (including but not limited to a material breach of Section 11), or any action of Moog (or Moog's failure to act), which involves malfeasance, fraud, or moral turpitude, or which, if generally known, would or might reasonably have a material adverse effect on the Company and/or its reputation.

     c. For purposes hereof, Moog's "permanent disability" shall be deemed to have occurred if as a result of Employee's incapacity due to physical or mental illness, Moog shall have been absent from his duties hereunder on a full-time basis for one hundred twenty (120) consecutive days or a total of six (6) months, whether or not consecutive, within any twenty-four (24) month period during which Moog, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement.

     d. No termination of employment under this Agreement shall be effective until the terminating party has delivered to the other party written notice of such termination setting forth the specific subsection of this Section 8 upon which such termination is based. Said written notice shall be delivered to the other party as soon as reasonably possible after the decision to terminate has been made, but in no event later that the number of days required by the applicable subsection of this Section 8.

     Upon the effective date of any termination of Moog's employment under this Agreement, Moog shall be deemed to have resigned from any and all offices and directorships held by Moog in the Company and any entities controlled by the Company (the "Affiliates").

9.   Compensation Upon Termination.

     a. In the event that the Company terminates Moog's employment pursuant to
     Section 8a(1) hereof, or if Moog terminates his employment pursuant to
     Section 8a(4), the Company shall promptly pay Moog the sum of: (i) all accrued compensation (including vacation time) and bonus earned through the effective date of termination and (ii) an amount equal to the greater of the present value (determined as of the effective date of termination using a 7% discount rate) of the compensation owed Moog for the remainder of the original 3 year term of this Agreement or the present value (determined as of the effective date of termination using a 7% discount rate) of Moog's Base Salary then in effect. Additionally, the Company shall continue to pay and provide Moog all other benefits under this Agreement for the remainder of the original 3 year term of this Agreement or one (1) year after the effective date of termination, whichever is later; provided, however, with respect to any benefit in which Moog is no longer eligible to participate or which otherwise reasonably cannot be continued for him, the Company, in its sole discretion, shall either provide a substantially equivalent form of benefit to Moog,

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     or pay to Moog an amount equal to the present value (determined as prescribed above with respect to compensation) of the Company's cost of providing the benefit (at the applicable cost in effect immediately prior to termination of the benefit and including in the case of any amounts relating to life insurance and disability insurance under Sections 5(a) and 5(d), the applicable taxes thereon resulting from any such payments) for the remainder of the original three-year term of this Agreement or one (1) year after the effective date of termination, whichever is later. If Moog accepts alternative employment at or after the effective date of termination, the Company shall be relieved of any obligation to provide benefits to Moog to the extent that the benefits are duplicative of benefits provided to Moog by his new employer; provided, notwithstanding the foregoing, if comparable health insurance coverage for Moog and his qualified beneficiaries is not provided by a new employer, Moog shall have the right to convert his health insurance benefits to individual coverage pursuant to COBRA. Should Moog so elect, the Company shall pay for such COBRA coverage for 18 months (but in no event later than the fourth anniversary of the Effective Date) of health care coverage beginning with the month contiguous with the last effective date of Moog's health care coverage by the Company.

     b. In the event that the Company terminates Moog's employment pursuant to
     Section 8a(2), or if Moog terminates his employment pursuant to Section 8a(3), Moog shall be entitled to no further compensation or other benefits under this Agreement, except for any unpaid salary (including vacation time), bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

     c. In the event of termination of Moog's employment under this Agreement due to Moog's permanent disability or death (Sections 8a(5) or (6)), Moog (or his successors and assigns in the event of his death) shall be entitled to that portion of any unpaid salary (including vacation time), bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

10. Effect of Termination Upon Company Stock Options. In the event of termination of Moog's employment by the Company under this Agreement for "cause" pursuant to Section 8a(2) or by Moog pursuant to Section 8a(3) hereof, all unvested stock options or other stock based compensation awarded to Moog that has not vested shall lapse in accordance with the terms of the plan or agreement under which such options were granted. In all other events of termination, including but not limited to the Company's termination of Moog's employment under this Agreement without "cause" or upon the death or permanent disability of Moog, all stock options and other stock based compensation awarded to Moog that have not vested shall immediately become fully vested and immediately exercisable. Any Stock Option Agreements between the Company and Moog shall be amended to conform to the provisions of this Section 10.

11. Confidentiality, Noncompetition, Nonsolicitation, etc. Attached as Exhibit A is a copy of the Company's standard Terms of Employment (the "Terms"). Sections 2 through 10 of the Terms are incorporated herein by this reference as if set out in full (with all references to "I" to mean "Moog"), provided, the noncompetition covenant set forth in Section 8 of


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     such Terms is hereby modified to be co-extensive with the term of this
     Agreement and for the following periods after the effective date of termination of Moog's employment:

     (i) if Moog's employment is terminated pursuant to Sections 8a(1) or 8a(4) of this Agreement: for a period of one (1) year from the effective date of termination;

     (ii) if Moog's employment is terminated pursuant to Sections 8a(2) or 8a(3) of this Agreement: for a period of two (2) years from the effective date of termination; and

     (iii) if Moog's employment is not renewed upon expiration of this Agreement or is terminated pursuant to Section 8a(5) of this Agreement: for a period of one (1) year from the expiration of this Agreement or the effective date of termination.

12. Registration Rights. Moog shall be entitled to the "piggyback" registration rights provided for under that certain Registration Rights Agreement dated the date hereof among the Company, Moog and certain shareholders of the Company.

13.  [Intentionally Omitted]

14. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration held in Chicago, IL in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties' consent to the jurisdiction of the courts of the State of Illinois for this purpose. Nothing contained in this Section 14 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by Moog as provided under the incorporated terms of Section 11 hereof.

     15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be given in writing and shall be deemed sufficiently given, served and received for all purposes upon the first to occur of actual receipt, or delivery by generally recognized overnight courier service, or three (3) days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested addressed, to the following address (or to a revised address provided to the other party):

     If to the Company:

     coolsavings.com.
     360. N. Michigan Ave.
     19th Floor
     Chicago, IL 60601


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     with a copy to:

     Richard H. Rogel
     P.O. Box 1659
     Avon CO 81620-1659

     Guy R. Friddell, III, Esquire
     Manager
     Landmark Ventures VII, LLC
     150 W. Brambleton Avenue
     Norfolk, VA 23510

     If to Moog:

     Matthew Moog

     _______________
     _______________
     _______________

     16.  Miscellaneous.

     a. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     b. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Moog under this Agreement shall inure to the benefit of, and shall be binding upon, Moog and his heirs, personal representatives and assigns. This Agreement is personal to Moog and he may not assign his obligations under this Agreement in any manner whatsoever.

     c. The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     d. This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination, waiver, or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.


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     e. This Agreement shall be governed by and construed according to the laws of the State of Illinois.

     f. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     g. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (facsimile, photostatic or otherwise) of signatures to this Agreement will be deemed to be originals and may be relied on to the same extent as the originals.

     h. The Company hereby represents and warrants unto Moog as follows: (i) the Company has the requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and do not violate any agreement by which the Company is bound, or any law, rule, or regulation to which the Company is subject; and (iii) the person executing this Agreement on behalf of the Company has the requisite authority to execute this Agreement, has been duly authorized to do so, and upon his execution, this Agreement shall be binding upon the Company in accordance with its terms and conditions.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

                              COMPANY:

                              coolsavings.com inc.
                              a Michigan corporation


                              By:_________________________
                                 Name:____________________
                                 Title:___________________

                              MOOG:

                              ____________________________
                              Matthew Moog